Exhibit 99.1

APX GROUP HOLDINGS, INC. REPORTS FIRST QUARTER 2016 RESULTS

First Quarter 2016 Financial and Portfolio Highlights

•	APX Group Reports Total Revenues of $174.3 Million, up 14% vs First Quarter 2015

•	Adjusted EBITDA[1] up 15% to $102.8 Million; Net Loss of $45.1 million

•	New Smart Home Subscribers Originations of 41,830

Provo, UT – May 3, 2016 – APX Group Holdings, Inc. (“APX Group”, “Vivint” or the “Company”) today reported results for the quarter ended March 31, 2016.

“We are pleased with our first quarter 2016 operating results and I believe Vivint has carried the momentum we had in 2015, into calendar-year 2016,” said Todd Pedersen, CEO of APX Group. “Our Inside Sales Team had a strong quarter and our direct-to-home pre-season indicators are trending nicely. Inside sales have been a particular focus, as we work to drive subscriber growth to this lower creation cost channel. We continue to move forward with our strategic initiatives, our product and service platform is growing and I’m optimistic on the overall market trends within the Smart Home space.” Mr. Pedersen continued, “We’re excited to have Peter Thiel and Solamere Capital onboard as strategic equity investors. This strategic investment will enhance our efforts to establish tech-based partnerships, further validates our vision, technology and competitive position. We have much work to do in 2016, but we’re off to a good start.”

APX Group reported total revenues of $174.3 million for the quarter ended March 31, 2016, an increase of 14.5%, as compared to $152.2 million for the same quarter ended March 31, 2015. The $22.1 million increase in total revenues was driven primarily by a 14.4% increase in the Company’s smart home subscriber base and a 1.9% increase in Average RMR per Subscriber to $55.27. The Company continues to drive higher adoption rates of additional Smart Home services. For the quarter ended March 31, 2016 the Smart Home adoption rate was 81.3%, up from 66.9% in the quarter ending March 31, 2015. The Company’s first quarter 2016 revenues also included a $1.6 million year-over-year increase in revenues from its wireless internet business. Revenue growth was partially offset by a $1.4 million negative impact from foreign exchange rates.

“We continue to execute on key operating metrics,” said Mark Davies, CFO of APX Group. “Our twelve-month Creation Cost Multiple declined 0.5x from 31.4x in first quarter 2015 to 30.9x in first quarter 2016. Service Cost per Subscriber remained within our target range, coming in at $14.41, and we managed our service margins to 74% for the quarter. Scaling G&A remains a priority and we chose to scale G&A at approximately half the rate of revenue growth, with most of the growth related to R&D.” Mr. Davies continued, “We’re pleased with the return on our R&D investment, which has provided the catalyst for revenue growth, Smart Home adoption and an increasing RMR. We

[1]

This earning release includes Adjusted EBITDA, a metric that is not calculated in accordance with Generally Accepted Accounting Principles in the U.S. (“GAAP”). See the “Statement Regarding Non-GAAP Financial Measures” section at the end of this earnings release for the definition of Adjusted EBITDA and a reconciliation to its most directly comparable financial measure calculated in accordance with GAAP.

did have a slight rise in the twelve-month attrition rate during the first quarter, however, we believe this is primarily due to the 2012 42-month contracts which came to end of term during the quarter. Lastly, the shift to Inside Sales is changing the quarterly seasonality of sales, but we don’t expect our first quarter growth rate to continue throughout the course of the year.”

Summary of Key Financial and Portfolio Metrics

($ in millions, except for subscriber data)

	March 31,	June 30,	September 30,	December 31,	March 31,
	2015	2015	2015	2015	2016
Total Revenues	$152.2	$157.9	$168.6	$175.0	$174.3
Adjusted EBITDA	$89.5	$93.4	$102.7	$101.5	$102.8
Total RMR(1)	$48.3	$52.4	$55.8	$55.7	$56.3
Net New Smart Home Subscribers	25,809	89,185	88,406	33,162	41,830
Average RMR per New Subscriber(1)	$61.46	$62.05	$61.30	$60.08	$62.01
Total Subscribers(1)	890,125	955,162	1,015,267	1,013,917	1,018,397
Average RMR per Subscriber(1)	$54.26	$54.86	$55.00	$54.92	$55.27
Subscriber Account Attrition(2)	12.5%	12.0%	12.0%	12.2%	12.6%

(1)	Total Subscribers and RMR data excludes wireless Internet business and are provided as of each period end
(2)	Subscriber attrition is reported on an LTM basis for each period end and excludes wireless Internet business

Costs and Expenses

Operating expenses were $58.0 million for the quarter ended March 31, 2016, compared to $51.3 million for the same period in 2015. The 13.1% increase was a result of a 14.4% growth in the subscriber base which resulted in increased personnel expenses associated with monitoring, customer support and field service functions, offset by a reduction in wireless internet operating expense. Net Service Cost per Subscriber for the period ended March 31, 2016, was $14.41, up 4.3%, compared to $13.82 for the period ended March 31, 2015. The year over year increase was primarily due to: Managements decision to invest more in service costs to improve timeliness and quality of the customer experience; and first quarter 2015 recorded abnormally low service costs as a result of hiring challenges in our field service and customer care departments. Vivint’s Net Service Margin was 73.8% for the quarter, excluding operating expenses associated with the Company’s wireless internet service.

Selling expenses, net of capitalized subscriber acquisition costs, were $28.9 million for the quarter ended March 31, 2016, compared to $25.3 million for the quarter ended March 31, 2015. The 14.2% year-over-year increase was primarily attributable to higher lead generation costs in our Inside Sales channel to support the growth in new subscribers during the quarter. Vivint’s twelve-month Net Creation Cost Multiple as of March 31, 2016, improved 0.5x to 30.9x, excluding its wireless Internet service.

General and administrative (“G&A”) expenses were $30.4 million for the quarter ended March 31, 2016, compared to $28.2 million for the same period in 2015. The 7.8% increase was primarily associated with an increase in R&D personnel to support our product, cloud and other technology initiatives.

The Company’s net loss for the quarter ended March 31, 2016, was $45.1 million compared to a net loss of $48.0 million for the same period in 2015. Adjusted EBITDA1 for the Company was $102.8 million for the quarter ended March 31, 2016, up 14.9% as compared to $89.5 million for the same period in 2015.

Liquidity

As of March 31, 2016, the Company’s liquidity position on a consolidated basis, defined as cash on hand, marketable securities and available borrowing capacity under the Company’s revolving credit facility, was approximately $248 million.

Subsequent to the quarter, on April 25, 2016, the Company’s parent completed the issuance and sale to certain investors, co-led by Peter Thiel and strategic investment firm Solamere Capital, of a series of preferred stock in a private placement exempt from registration under the Securities Act. On April 29, 2016, the Company’s parent contributed the net proceeds of $69.8 million from such issuance and sale to us as an equity contribution.

As this issuance is the first installment of a total equity capital raise that is expected to be in the aggregate amount of $100 million, the Company’s parent intends to issue and sell additional shares of preferred stock in one or more private placements exempt from registration under the Securities Act and to use proceeds from such additional issuances to make additional capital contribution(s) to us of up to $30 million in 2016. No assurances may be given that these additional transactions will be completed on the timeline contemplated, in the amount contemplated or at all, or that any resulting net proceeds would be contributed to us.

The Company’s pro-forma liquidity would have been $318 million including the $69.8 million equity contribution.

Certain Credit Statistics

Our net leverage ratio, defined as the ratio of net debt to LTM Adjusted EBITDA, was 5.5x at March 31, 2016, improved 0.3x from the quarter ending March 31, 2015. The Company’s pro-forma net leverage ratio would have been 5.3x including the $69.8 million equity contribution.

Conference Call

Vivint will host a conference call and webcast to discuss the quarterly results at 5:00 p.m. EDT today, May 3, 2016. To access the conference call, please dial (877) 201-0168 from the United States and Canada or (647) 788-4901 from outside the United States and Canada and use the conference ID 99728283. A financial results presentation and online access to join the webcast will be made available immediately prior to the call on the Investor Relations section of the Company’s website at http//investors.vivint.com/events-presentations/events.

A replay of the webcast will be made available on the Investor Relations section of the Company’s website at www.investors.vivint.com following the call.

About Vivint

Vivint Smart Home is a leading provider of smart home technology. Vivint combines innovative products and services to offer homeowners the best smart home experience. As the only vertically integrated smart home company, Vivint delivers its integrated platform and products with in-home consultation, professional installation and support delivered by its Smart Home Pros, as well as 24-7 customer care and monitoring. Dedicated to redefining the home experience with intelligent products and services, Vivint serves more than one million customers throughout the U.S. and Canada. For more information, visit www.vivint.com.

Forward Looking Statements

This earnings release includes certain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995, including statements regarding, among other things, our plans, strategies and prospects, both business and financial. Forward-looking statements convey the Company’s current expectations or forecasts of future events. All statements contained in this earnings release other than statements of historical fact are forward-looking statements. These statements are based on the beliefs and assumptions of our management. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. These statements may be preceded by, followed by or include the words “believes,” “estimates,” “expects,” “projects,” “forecasts,” “may,” “will,” “should,” “seeks,” “plans,” “scheduled,” “anticipates” or “intends” or similar expressions.

Forward-looking statements are not guarantees of performance. You should not put undue reliance on these statements which speak only as of this date hereof. You should understand that the following important factors, in addition to those discussed in “Risk Factors” in our most recent annual report on Form 10-K, and other reports filed with the Securities Exchange Commission (“SEC”), as such factors may be updated from time to time in our periodic filings with the SEC, which are available on the SEC’s website at www.sec.gov, could affect our future results and could cause those results or other outcomes to differ materially from those expressed or implied in our forward-looking statements:

•	risks of the security and smart home industry, including risks of and publicity surrounding the sales, subscriber origination and retention process;

•	the highly competitive nature of the security and smart home industry and product introductions and promotional activity by our competitors;

•	litigation, complaints or adverse publicity;

•	the impact of changes in consumer spending patterns, consumer preferences, local, regional, and national economic conditions, crime, weather, demographic trends and employee availability;

•	adverse publicity and product liability claims;

•	increases and/or decreases in utility and other energy costs, increased costs related to utility or governmental requirements; and

•	cost increases or shortages in security and smart home technology products or components.

In addition, the origination and retention of new subscribers will depend on various factors, including, but not limited to, market availability, subscriber interest, the availability of suitable components, the negotiation of acceptable contract terms with subscribers, local permitting, licensing and regulatory compliance, and our ability to manage anticipated expansion and to hire, train and retain personnel, the financial viability of subscribers and general economic conditions.

These and other factors that could cause actual results to differ from those implied by the forward-looking statements in this press release are more fully described in the “Risk Factors” section in our most recent annual report on Form 10-K, and other reports as such factors may be updated from time to time in our periodic filings with the SEC. These risk factors should not be construed as exhaustive. We undertake no obligations to update or revise publicly any forward-looking statements, whether a result of new information, future events, or otherwise, except as required by law.

Certain Definitions

The following definitions are used in this press release for purposes of describing the results in our home security and automation business and except where noted, exclude our wireless internet business.

“Total Subscribers” means the aggregate number of active smart home and security subscribers at the end of a given period.

“RMR” means the recurring monthly revenue billed to a smart home and security subscriber.

“Total RMR” means the aggregate RMR billed to all smart home and security subscribers.

“Average RMR per Subscriber” means the Total RMR divided by Total Subscribers. This is also commonly referred to as Average Revenue per User, or “ARPU.”

“Average RMR per New Subscriber” means the aggregate RMR for new subscribers originated during a period divided by the number of new subscribers originated during such period.

“Attrition” means the aggregate number of canceled smart home and security subscribers during a period divided by the monthly weighted average number of total smart home and security subscribers for such period. Subscribers are considered canceled when they terminate in accordance with the terms of their contract, are terminated by the Company, or if payment from such subscribers is deemed uncollectible (when at least four monthly billings become past due). Sales of contracts to third parties and certain moves are excluded from the attrition calculation.

“Net Subscriber Acquisition Costs” means direct and indirect costs to create a new smart home and security subscriber. These include commissions, equipment, installation, marketing and other allocations (G&A and overhead), less activation fees and up sell revenue. These costs also exclude residuals and long-term equity expenses associated with the direct-to-home sales channel.

“Net Creation Cost Multiple” means total Net Subscriber Acquisition Costs, divided by the number of new subscribers originated, and then divided by the Average RMR per New Subscriber.

“Net Service Cost per Subscriber” means total service costs for the period, including monitoring, customer service, field service and other allocations (G&A and overhead) costs, less total service revenue for the period divided by total service subscribers.

“Net Service Margin” means the average RMR per subscriber for the period less Net Service Costs divided by the average RMR per subscriber for the period.

Contact:

Dale R. Gerard

Senior Vice President of Finance and Treasurer

801-705-8011

dgerard@vivint.com

APX GROUP HOLDINGS, INC. and SUBSIDIARIES

Consolidated Statements of Operations (unaudited)

(In thousands)

	Three Months Ended March 31,
	2016	2015
Revenues:
Recurring revenue	$167,446	$145,664
Service and other sales revenue	5,011	5,225
Activation fees	1,796	1,308

Total revenues	174,253	152,197

Costs and expenses:
Operating expenses	57,991	51,330
Selling expenses	28,880	25,275
General and administrative expenses	30,441	28,234
Depreciation and amortization	60,571	57,057
Restructuring and asset impairment charges	45	—

Total costs and expenses	177,928	161,896

Loss from operations	(3,675)	(9,699)

Other expenses (income):
Interest expense	45,418	38,257
Interest income	(12)	—
Other income, net	(5,108)	(40)

Total other expenses	40,298	38,217

Loss before income taxes	(43,973)	(47,916)

Income tax expense	1,120	130

Net loss	$(45,093)	$(48,046)

APX GROUP HOLDINGS, INC. and SUBSIDIARIES

Condensed Consolidated Balance Sheets (unaudited)

(In thousands)

	March 31,	December 31,
	2016	2015
ASSETS
Current Assets:
Cash and cash equivalents	$512	$2,559
Accounts receivable, net	7,903	8,060
Inventories	60,272	26,321
Prepaid expenses and other current assets	13,917	10,626

Total current assets	82,604	47,566

Property and equipment, net	55,169	55,274
Subscriber acquisition costs, net	828,294	790,644
Deferred financing costs, net	5,948	6,456
Intangible assets, net	532,057	558,395
Goodwill	836,098	834,416
Long-term investments and other assets, net	10,678	10,893

Total assets	$2,350,848	$2,303,644

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Accounts payable	$91,535	$52,207
Accrued payroll and commissions	26,001	38,247
Accrued expenses and other current liabilities	76,613	35,573
Deferred revenue	35,614	34,875
Current portion of capital lease obligations	7,805	7,616

Total current liabilities	237,568	168,518

Notes payable, net	2,120,217	2,118,112
Revolving line of credit	36,000	20,000
Capital lease obligations, net of current portion	9,827	11,171
Deferred revenue, net of current portion	47,241	44,782
Other long-term obligations	11,225	10,530
Deferred income tax liabilities	8,037	7,524

Total liabilities	2,470,115	2,380,637

Total stockholders’ deficit	(119,267)	(76,993)

Total liabilities and stockholders’ deficit	$2,350,848	$2,303,644

APX GROUP HOLDINGS, INC. and SUBSIDIARIES

Summary Cash Flow Data (unaudited)

(In thousands)

	Three Months Ended March 31,
	2016	2015
Net cash used in operating activities	$(12,505)	$16,332
Net cash used in investing activities	(2,442)	(14,479)
Net cash provided by (used in) financing activities	14,026	5,987
Effect of exchange rate changes on cash	(1,126)	(601)

Net increase (decrease) in cash	(2,047)	7,239
Cash:
Beginning of period	2,559	10,807

End of period	$512	$18,046

Statement Regarding Non-GAAP Financial Measures

Non-GAAP Financial Measures

This earnings release includes Adjusted EBITDA, which is a supplemental measure that is not required by, or presented in accordance with, accounting principles generally accepted in the United States (“GAAP”).

“Adjusted EBITDA” is defined as net income (loss) before interest expense (net of interest income), income and franchise taxes and depreciation and amortization (including amortization of capitalized subscriber acquisition costs), further adjusted to exclude the effects of certain contract sales to third parties, non-capitalized subscriber acquisition costs, stock based compensation, the historical results of Solar and certain unusual, non-cash, non-recurring and other items permitted in certain covenant calculations under the indentures governing our notes and the credit agreement governing our revolving credit facility.

We believe that the presentation of Adjusted EBITDA is appropriate to provide additional information to investors about the calculation of, and compliance with, certain financial covenants in the indentures governing our notes and the credit agreement governing our revolving credit facility. We caution investors that amounts presented in accordance with our definition of Adjusted EBITDA may not be comparable to similar measures disclosed by other issuers, because not all issuers and analysts calculate Adjusted EBITDA in the same manner.

Adjusted EBITDA is not a measurement of our financial performance under GAAP and should not be considered as an alternative to net income (loss) or any other performance measures derived in accordance with GAAP or as an alternative to cash flows from operating activities as a measure of our liquidity.

See the following table for a quantitative reconciliation of Adjusted EBITDA to Net Loss, which we believe is the most comparable financial measure calculated in accordance with GAAP.

APX GROUP HOLDINGS, INC. and SUBSIDIARIES

Reconciliation of Non-GAAP Financial Measures

(In millions)

(Unaudited)

	Three Months Ended
	March 31, 2015	June 30, 2015	September 30, 2015	December 31, 2015	March 31, 2016
Net loss	$(48.0)	$(43.6)	$(125.1)	$(62.4)	$(45.1)
Interest expense, net	38.2	38.8	39.8	44.3	45.4
Other (income) expense, net	—	(0.3)	7.1	2.1	(5.1)
Income tax expense	0.1	0.2	—	—	1.1
Restructuring and asset impairment (i)	—	—	58.0	1.2	—
Depreciation and amortization (ii)	37.7	38.3	38.6	37.3	33.2
Amortization of capitalized creation costs	19.4	21.8	25.8	26.0	27.4
Non-capitalized subscriber acquisition costs (iii)	34.9	43.7	44.5	40.9	36.0
Non-cash compensation (iv)	0.7	0.6	0.6	0.6	0.4
Other Adjustments (v)	6.5	(6.1)	13.4	11.5	9.5

Adjusted EBITDA	$89.5	$93.4	$102.7	$101.5	$102.8

(i)	Reflects the restructuring and asset impairment charges related to the transition of the wireless internet business to a 60 GHz-based technology
(ii)	Excludes loan amortization costs that are included in interest expense.
(iii)	Reflects subscriber acquisition costs that are expensed as incurred because they are not directly related to the acquisition of specific subscribers. Certain other industry participants purchase subscribers through subscriber contract purchases and, as a result, may capitalize the full cost to purchase these subscriber contracts, as compared to our organic generation of new subscribers, which requires us to expense a portion of our subscriber acquisition costs under GAAP.
(iv)	Reflects non-cash compensation costs related to employee and director stock option plans.
(v)	Other Adjustments includes certain items such as product development costs, non-operating legal and professional fees, deferred revenue fair value adjustment, non-cash gain on settlement of merger-related escrow, and other similar adjustments.